    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1999.

                                                  Registration No. 333-_________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         BARRETT RESOURCES CORPORATION
                   -----------------------------------------
            (Exact name of registrant as specified in its charter)


             Delaware                                  84-0832476
-----------------------------------      --------------------------------------
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)


 1515 Arapahoe Street, Tower 3, Suite 1000   Denver, Colorado         80202
---------------------------------------------------------------   -------------
          (Address of Principal Executive Offices)                  (Zip Code)


                         BARRETT RESOURCES CORPORATION
                            1990 STOCK OPTION PLAN,
                            1994 STOCK OPTION PLAN,
                            1997 STOCK OPTION PLAN,
                            1999 STOCK OPTION PLAN
                                      AND
                      NON-DISCRETIONARY STOCK OPTION PLAN


--------------------------------------------------------------------------------
                          (Full titles of the plans)

    Eugene A. Lang, Jr., Esq., Executive Vice President and General Counsel
                         Barrett Resources Corporation
                   1515 Arapahoe Street, Tower 3, Suite 1000
                            Denver, Colorado 80202
--------------------------------------------------------------------------------
                    (Name and address of agent for service)


                                (303) 572-3900
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                 Copy to:

                            Alan L. Talesnick, Esq.
                            Francis B. Barron, Esq.
                               Patton Boggs LLP
                        1660 Lincoln Street, Suite 1900
                            Denver, Colorado 80264
                                (303) 830-1776


                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
 Title Of Securities     Amount To Be Registered      Proposed Maximum      Proposed Maximum           Amount Of
 To Be Registered                                    Offering Price Per    Aggregate Offering      Registration Fee
                                                            Unit                  Price
---------------------------------------------------------------------------------------------------------------------
Common Stock,             4,175,000 shares (1)               $42.625 (2)        $90,576,150 (3)            $3,265 (3)
$.01 par value
=====================================================================================================================

(1) Consists of 775,000 shares issued or issuable pursuant to the Company's 1990 Stock Option Plan, 1,000,000 shares issued or issuable pursuant to the Company's 1994 Stock Option Plan, 1,500,000 shares issued or issuable pursuant to the Company's 1997 Stock Option Plan, 600,000 shares issuable pursuant to the Company's 1999 Stock Option Plan, and 300,000 shares issued or issuable pursuant to the Company's Non-Discretionary Plan.

(2) The amount shown is the highest exercise price per share for outstanding options. For information concerning offering prices used to calculate the Amount Of Registration Fee, see footnote (3) below.

(3) The following table sets forth the calculation of the Proposed Maximum Aggregate Offering Price and the Amount Of Registration Fee. The Proposed Maximum Aggregate Offering Price was calculated using the exercise price of the options previously granted for the shares underlying such options, and, pursuant to Rule 457(h), using the average of the high and low reported sales prices of the Company's common stock on the New York Stock Exchange on May 25, 1999 which is within five business days of the date of filing (June 2, 1999) of this Registration Statement, for shares for which the exercise price is unknown because options representing those shares have not yet been granted. In accordance with General Instruction E to Form S-8, the Registration Fee is calculated only with respect to the additional securities (600,000 shares issuable upon the exercise of stock options under the 1999 Stock Option Plan) included in this Registration Statement on Form S-8.

                       AMOUNT OF
 PLAN AND DATE OF      OPTIONS      EXERCISE PRICE     PROPOSED MAXIMUM           AMOUNT OF
     GRANT             GRANTED        OF OPTIONS      AGGREGATE OFFERING       REGISTRATION FEE
---------------------------------------------------------------------------------------------------
1990 PLAN
---------------------------------------------------------------------------------------------------
12/18/91                   10,000           $  3.875          $    38,750             *
---------------------------------------------------------------------------------------------------
07/06/92                  316,000               4.25            1,343,000             *
---------------------------------------------------------------------------------------------------
07/31/92                   30,000              5.125              153,750             *
---------------------------------------------------------------------------------------------------
06/17/93                   20,000             12.125              242,500             *
---------------------------------------------------------------------------------------------------
06/21/93                   20,000             11.875              237,500             *
---------------------------------------------------------------------------------------------------
12/18/93                   25,000             11.375              284,375             *
---------------------------------------------------------------------------------------------------
02/01/94                   20,000              11.25              225,000             *
---------------------------------------------------------------------------------------------------
04/01/94                  330,000             13.375            4,413,750             *
---------------------------------------------------------------------------------------------------
06/15/95                    4,000              24.00               96,000             *
---------------------------------------------------------------------------------------------------

1994 PLAN
---------------------------------------------------------------------------------------------------
04/01/94                    6,600           $ 13.375          $    88,275             *
---------------------------------------------------------------------------------------------------
09/10/94                  139,400             17.625            2,456,725             *
---------------------------------------------------------------------------------------------------
11/14/94                   16,000              20.50              328,000             *
---------------------------------------------------------------------------------------------------
12/19/94                   10,000             20.250              202,500             *
---------------------------------------------------------------------------------------------------
01/01/95                   30,000              20.50              615,000             *
---------------------------------------------------------------------------------------------------
06/15/95                   24,500              24.00              588,000             *
---------------------------------------------------------------------------------------------------
09/08/95                   10,000             23.875              238,750             *
---------------------------------------------------------------------------------------------------
03/05/95                  295,100             23.125            6,824,188             *
---------------------------------------------------------------------------------------------------
06/24/96                   28,000             28.125              787,500             *
---------------------------------------------------------------------------------------------------
07/01/96                   40,000              29.50            1,180,000             *
---------------------------------------------------------------------------------------------------
07/16/96                   25,000              29.25              731,250             *
---------------------------------------------------------------------------------------------------
07/22/96                   20,000              30.50              610,000             *
---------------------------------------------------------------------------------------------------
07/26/96                   27,500             30.625              842,188             *
---------------------------------------------------------------------------------------------------
07/29/96                   20,000             30.125              602,500             *
---------------------------------------------------------------------------------------------------
09/05/96                   35,000              32.75            1,146,250             *
---------------------------------------------------------------------------------------------------
09/09/96                    5,000             32.875              164,375             *
---------------------------------------------------------------------------------------------------
11/21/96                   58,000              37.50            2,175,000             *
---------------------------------------------------------------------------------------------------
12/04/96                   18,000              42.00              756,000             *
---------------------------------------------------------------------------------------------------
12/31/96                   22,500             42.625              959,063             *
---------------------------------------------------------------------------------------------------
01/01/97                   20,000             42.625              852,500             *
---------------------------------------------------------------------------------------------------
10/23/98                   25,000             24.375              609,375             *
---------------------------------------------------------------------------------------------------
12/11/98                   85,400             22.125            1,889,475             *
---------------------------------------------------------------------------------------------------
02/26/99                   18,500            16.4375              304,094             *
---------------------------------------------------------------------------------------------------
03/15/99                    4,000              22.25               89,000             *
---------------------------------------------------------------------------------------------------
Unissued Options            9,000           31.28125              281,531             *
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

NON-DISCRETIONARY
 PLAN:
---------------------------------------------------------------------------------------------------
05/01/91                   10,000           $   5.00          $    50,000             *
---------------------------------------------------------------------------------------------------
01/01/94                   40,000             10.375              415,000             *
---------------------------------------------------------------------------------------------------
09/10/94                   10,000             17.625              176,250             *
---------------------------------------------------------------------------------------------------
07/18/95                   30,000              22.75              682,500             *
---------------------------------------------------------------------------------------------------
07/16/96                   10,000              29.25              292,500             *
---------------------------------------------------------------------------------------------------
11/21/96                   10,000              37.50              375,000             *
---------------------------------------------------------------------------------------------------
02/19/97                   10,000             36.325              363,250             *
---------------------------------------------------------------------------------------------------
06/17/97                   10,000             32.125              321,250             *
---------------------------------------------------------------------------------------------------
11/27/97                   10,000             32.875              328,750             *
---------------------------------------------------------------------------------------------------
02/25/98                    1,500             28.375              283,750             *
---------------------------------------------------------------------------------------------------
03/23/98                   10,000            34.6875              346,875             *
---------------------------------------------------------------------------------------------------
09/10/98                   20,000            19.1875              383,750             *
---------------------------------------------------------------------------------------------------
11/19/98                   10,000            26.5625              265,625             *
---------------------------------------------------------------------------------------------------
02/25/99                   10,000            16.4375              164,375             *
---------------------------------------------------------------------------------------------------
Unissued Options          108,500           31.28125            3,394,016             *
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

1997 PLAN:
---------------------------------------------------------------------------------------------------
03/21/97                  484,250           $ 32.875          $15,919,719             *
---------------------------------------------------------------------------------------------------
11/21/97                   65,000              32.25            2,096,250             *
---------------------------------------------------------------------------------------------------
12/08/97                    3,000             29.875               89,625             *
---------------------------------------------------------------------------------------------------
12/16/97                    1,000            28.4375               28,438             *
---------------------------------------------------------------------------------------------------
12/29/97                    4,000              29.25              117,000             *
---------------------------------------------------------------------------------------------------
01/05/98                    3,000            28.1875               84,563             *
---------------------------------------------------------------------------------------------------
02/26/98                   12,000             29.375              352,500             *
---------------------------------------------------------------------------------------------------
03/25/98                  533,932             33.625           17,953,464             *
---------------------------------------------------------------------------------------------------
04/30/98                   17,500             37.125              649,688             *
---------------------------------------------------------------------------------------------------
06/25/98                   12,000            36.1875              434,250             *
---------------------------------------------------------------------------------------------------
07/31/98                   44,375             32.625            1,447,734             *
---------------------------------------------------------------------------------------------------
10/23/98                  241,000             24.375            5,874,375             *
---------------------------------------------------------------------------------------------------
12/11/98                   14,600             22.125              323,025             *
---------------------------------------------------------------------------------------------------
Unissued Options           60,093           31.28125            1,879,784             *
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

1999 PLAN:
---------------------------------------------------------------------------------------------------
02/26/99                  473,195           $16.4375          $ 7,778,143           2,162
---------------------------------------------------------------------------------------------------
Unissued Options          126,805           31.28125            3,966,619           1,103
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

TOTALS                  4,175,000                                                  $3,265
---------------------------------------------------------------------------------------------------

*The registration fee for these securities was previously paid.

                           _________________________

         INCORPORATION OF EARLIER REGISTRATION STATEMENTS BY REFERENCE

  This Registration Statement on Form S-8 of Barrett Resources Corporation (the "Company") incorporates by reference the contents of the Company's Registration Statement on Form S-8 (File No. 33-90450) as filed with the Securities And Exchange Commission (the "Commission") on March 17, 1995, the Company's Registration Statement on Form S-8 (File No. 333-18311) as filed with the Commission on December 19, 1996 and the Company's Registration Statement on Form S-8 (File No. 333-29669) as filed with the Commission on June 19, 1997.

                            THE STOCK OPTION PLANS

  This Registration Statement relates to 775,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Barrett Resources Corporation (the "Company") issuable upon the exercise of stock options that have been granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1990 Stock Option Plan (the "1990 Plan"), which was approved by the Company's stockholders at the June 21, 1990 Annual Meeting Of Stockholders, and which was amended by the Company's stockholders at the March 17, 1994 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the 1990 Plan from 600,000 to 775,000.

  This Registration Statement also relates to 1,000,000 shares of Common Stock issuable upon the exercise of stock options that have been granted or may be granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan was approved by the Company's Board Of Directors effective as of April 1, 1994, and amended by the Board Of Directors on December 15, 1994 to increase the number of shares issuable upon the exercise of stock options under the 1994 Plan from 200,000 to 400,000. The 1994 Plan was approved by the Company's stockholders at the March 16, 1995 Annual Meeting Of Stockholders. The 1994 Plan was amended by the Company's stockholders at the June 5, 1996 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the 1994 Plan from 400,000 to 1,000,000.

  This Registration Statement also relates to 1,500,000 shares of Common Stock issuable upon the exercise of stock options that have been granted or may be granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by the Company's stockholders at the June 17, 1997 Annual Meeting Of Stockholders.

  This Registration Statement also relates to 600,000 shares of Common Stock issuable upon the exercise of stock options that have been granted or may be granted to the key employees of the Company and its subsidiaries and others pursuant to the Company's 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan was approved by the Company's stockholders at the May 6, 1999 Annual Meeting Of Stockholders.

  This Registration Statement also relates to 300,000 shares of the Company's Common Stock issuable upon the exercise of stock options that have been granted or may be granted to non-employee directors of the Company pursuant to the Company's Non-Discretionary Stock Option Plan (the "Non-Discretionary Plan"), which was approved by the Company's stockholders at the April 4, 1991 Annual Meeting Of Stockholders. The Non-Discretionary Plan was amended by the Company's stockholders at the June 5, 1996 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the Non-Discretionary Plan from 100,000 to 200,000. The Non-Discretionary Plan was amended by the Company's stockholders at the June 17, 1997 Annual Meeting Of Stockholders to increase from the number of shares issuable upon the exercise of stock options under the Non-Discretionary Plan from 200,000 to 300,000.

  This Registration Statement also relates to the resale of up to 1,593,085 shares of Common Stock that have been or may be acquired by certain persons upon the exercise of options granted pursuant to the 1990 Plan, the 1994 Plan, the 1997 Plan, the 1999 Plan, and the Non-Discretionary Plan. The portion of this Registration Statement that relates to the resale of these shares of Common Stock is found at pages 7 through 19 of this Registration Statement.

                                   PROSPECTUS


                         BARRETT RESOURCES CORPORATION
                        1,593,085 Shares Of Common Stock


     This Prospectus relates to the transfer of up to 1,593,085 shares of Common Stock of Barrett Resources Corporation by the selling stockholders identified in this Prospectus. The shares have been, or will in the future be, acquired by the selling stockholders upon exercise of options granted to them by the Company. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, the Company will receive proceeds from the exercise of outstanding options to purchase shares of Common Stock.
The shares to be sold by the selling stockholders consist of the following:

 .  Up to 242,920 shares of Common Stock received by the selling stockholders when they exercised options granted to them pursuant to the Company's stock option plans described in this prospectus.

 . Up to 1,350,165 shares of Common Stock that are issuable upon the exercise of options held by the selling stockholders.

     The selling stockholders have not entered into any underwriting arrangements. The prices for the Common Stock may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the Common Stock.

       The Company's Common Stock is traded on the New York Stock Exchange under the symbol "BRR". On June 1, 1999, the closing price of the Common Stock was $33.6875 per share.

     Investing in the Common Stock involves certain risks. See the "RISK FACTORS" section beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 2, 1999


                   ________________________________________

                               TABLE OF CONTENTS
                   ________________________________________


PROSPECTUS SUMMARY.................................................   3

RISK FACTORS.......................................................   4

THE COMPANY........................................................   7

PROSPECTIVE SELLING STOCKHOLDERS...................................   8

PLAN OF DISTRIBUTION...............................................  11

LEGAL MATTERS......................................................  11

EXPERTS............................................................  12

INDEMNIFICATION....................................................  12

AVAILABLE INFORMATION..............................................  12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................  13

                               PROSPECTUS SUMMARY

          The following summary highlights information contained in this prospectus. It may not be complete and may not contain all the information that you should consider before investing in the Common Stock. You should read this entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements.

The Company       The Company is an independent natural gas and crude oil
                  exploration and production company with core areas of activity in the Rocky Mountain Region of Colorado, Wyoming and Utah;
                  the Mid-Continent Region of Kansas, Oklahoma, New Mexico and
                  Texas; and the Gulf of Mexico Region of offshore Texas and Louisiana. See "THE COMPANY".


The Offering      The selling stockholders may sell a total of 1,593,085 shares of Common Stock. The shares have been or will be acquired by the selling stockholders pursuant to the Company's stock option plans or have been reserved for issuance pursuant to the Company's stock option plans.

                  The Common Stock may be sold at market prices or other negotiated prices. The selling stockholders have not entered into any underwriting arrangements for the sale of the shares. See, "PROSPECTIVE SELLING STOCKHOLDERS".

                  The Company will not receive any proceeds from the sale of Common Stock by the selling stockholders. However, the Company will receive proceeds from the exercise of outstanding options to purchase shares of Common Stock.

Company Offices   The Company's offices are located at 1515 Arapahoe Street,
                  Tower 3, Suite 1000, Denver, Colorado 80202, telephone number
                  (303) 572-3900.

                                 RISK FACTORS

  Prospective investors should carefully consider, together with the other information herein, the following factors that affect the Company.

Volatility Of Prices

  The Company's revenues, profitability and future rate of growth are dependent in part upon prevailing prices for natural gas and oil, which can be extremely volatile. In recent years, oil and gas prices have been depressed by excess total domestic and imported supplies, and there can be no assurance that current price levels can be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. Any substantial or extended decline in the price of natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company.

Hedging Activities

  The Company engages in hedging activities with respect to some of its natural gas and oil production through a variety of financial arrangements designed to protect against price declines, including swaps. To the extent that the Company engages in such activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Risks related to hedging activities include the risk that counterparties to hedge transactions will default on obligations to the Company. The Company maintains a Risk Management Committee to oversee its production hedging and trading activities.

Marketability Of Production

  Sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of the Company's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Federal and state regulation of natural gas and oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its natural gas and oil. If market factors were to change dramatically, the financial impact on the Company could be substantial because the Company would incur expenses without receiving revenues from sales of production. For the year ended December 31, 1998, the Company's production and reserve base were approximately 89% and 94% natural gas, respectively, on an energy equivalent basis. As a result, the Company's earnings and cash flow are more sensitive to fluctuations in the price of natural gas than to fluctuations in the price of oil.

Accounting Methods

  The Company reports its operations using the full cost method of accounting for natural gas and oil properties. Under full cost accounting rules, the net capitalized costs of natural gas and oil properties may not exceed a "ceiling" limit of the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. This rule requires calculating future revenues at unescalated prices in effect as of the end of each fiscal quarter and requires a write-down if the net capitalized costs of the natural gas and oil properties exceed the ceiling limit, even if price declines are temporary. Therefore, the Company will be required to write-down the carrying value of its natural gas and oil properties when natural gas and oil prices are depressed or unusually volatile. A ceiling limitation write-down is a one-time charge to earnings, which does not impact cash flow from operating activities.

General Risks Of Oil And Gas Operations

  The nature of the natural gas and oil business also involves a variety of risks. These include the risks of operating hazards such as fires, explosions, cratering, blow-outs, encountering formations with abnormal pressures, damage or loss from adverse weather and seas, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes. The occurrence of any of these risks could result in losses to the Company. The operation of the Company's natural gas processing plant and its natural gas gathering systems involves certain risks, including explosions and environmental hazards caused by pipeline leaks and ruptures. The effect of these hazards are increased with respect to the Company's Gulf of Mexico activities due to the difficulty of containing leaks and ruptures in offshore locations as well as hazards inherent in marine operations, such as capsizing, grounding, collision and damage from weather or sea conditions or unsound location. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of these risks in amounts that management believes to be reasonable. The occurrence of a significant event that is not fully insured could have a material adverse effect on the Company's financial position. International operations are subject to certain risks, including expropriation of assets, governmental changes in applicable law, policies and contract terms, foreign government approvals, political instability, guerilla activity, payment delays, and currency exchange and repatriation losses.

Competition; Ability To Discover Reserves

  The Company competes in the areas of natural gas and oil exploration, production, development and transportation with other companies. Many of these competitors may have substantially greater financial and other resources. The Company's revenues depend on its level of success in acquiring or finding additional oil and gas reserves in commercial quantities. Certain areas in which the Company is engaged in, or planning, significant exploration and development activities are also attracting the interest of other companies.
This may result in shortages of, or delays in the availability of, drilling rigs and other equipment and increased costs as more users pursue available rigs. Except to the extent that the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There can be no assurance that the Company's planned exploration and development projects will result in additional reserves or that the Company will have future success in drilling productive wells.

Risks Related To Trading Activities

  Natural gas trading activities involve a high degree of risk because of the inherent uncertainties associated with the natural gas trading process. These uncertainties include the lack of predictability in natural gas prices, risk of non-performance by other parties to trading agreements, market imperfections caused by regional price differentials, possible lack of liquidity in the trading markets and possible failure of physical delivery. Although the possibility of lower natural gas prices tends to add risk to the

Company's exploration and development activities, it is the possibility of unexpected price volatility that represents a primary risk for the Company's natural gas trading activities. In addition, natural gas trading is highly competitive and the Company competes with several other companies, many of which have more experience, personnel and other resources available to them. However, the Company does not believe that any one competitor is dominant in the industry.

Engineers' Estimates of Reserves and Future Net Revenues

  This Prospectus contains estimates of reserves and of future net revenues which have been prepared by the Company and which have been reviewed by independent petroleum engineers. However, petroleum engineering is not an exact science and involves estimates based on many variable and uncertain factors. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made by the engineers. Estimates of future reserves may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable natural gas and oil reserves to be encountered may vary substantially from the engineers' estimates. Estimates of reserves also are extremely sensitive to the market prices for natural gas and oil.

Government Regulation and Environmental Risks

  The production and sale of natural gas and oil are subject to a variety of federal, state and local government regulations. The regulations are subject to change from time to time in response to economic or political conditions. The regulations concern, among other matters, the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. The Company is involved in a dispute with the Internal Revenue Service concerning the availability of a tax loss carryforward. Although the Company believes it will prevail in its position, there can be no assurance of a favorable outcome. Many jurisdictions have at various times imposed limitations on the production of natural gas and oil by restricting the rate of flow for natural gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on natural gas and oil prices. Although the Company believes it is in substantial compliance with applicable environmental and other government laws and regulations and to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company, there can be no assurance that significant costs for compliance will not be incurred in the future. Compliance with environmental laws, including the preparation of environmental assessments and impact statements, can delay drilling activity, thereby potentially reducing revenue and cash flow.

                                 THE COMPANY

  The Company is an independent natural gas and crude oil exploration and production company with core areas of activity in the Rocky Mountain Region of Colorado, Wyoming and Utah; the Mid-Continent Region of Kansas, Oklahoma, New Mexico and Texas; and the Gulf of Mexico Region of offshore Texas and Louisiana.

  The Company concentrates its activities in core areas in which it has accumulated detailed geologic knowledge and developed significant management expertise. The Company continues to build on its interests in the Piceance Basin in northwestern Colorado, the Wind River Basin in Wyoming, and the Anadarko and Arkoma Basins in Oklahoma. The Company also has significant interests in the Hugoton Embayment in Kansas and Oklahoma, the Niobrara play in northeastern Colorado, the Powder River Basin of northeastern Wyoming, the Gulf of Mexico and the Uinta Basin of northeastern Utah. At December 31, 1998, these principal areas of focus represented approximately 96% of the Company's estimated proved reserves.

  The Company is currently pursuing development projects in the Wind River, Piceance, Powder River, Anadarko and Arkoma Basins, and exploration projects in the Wind River and Anadarko Basins and the Gulf of Mexico. The Company's average net daily production increased to 293 MMcfe for the year ended December 31, 1998 from 247 MMcfe for the year ended December 31, 1997.

  As of December 31, 1998, the Company owned an interest in 3,102 wells, of which 2,378 were producing. Of these producing wells, 1,252 were operated by the Company. These operated wells contributed approximately 73% of the Company's natural gas and oil production for the year ended December 31, 1998. The Company also owns interests in and operates a natural gas gathering system, a 27-mile pipeline and a natural gas processing plant in the Piceance Basin.

  The Company markets all of its own natural gas and oil production from wells that it operates. In addition, the Company engages in natural gas trading activities, which involve purchasing natural gas from third parties and selling natural gas to other parties at prices and volumes that management anticipates will result in profits to the Company. Through these natural gas trading activities, the Company obtains knowledge and information that enables it to more effectively market its own production.

  This Prospectus relates to the resale of shares which have been or may be acquired by certain persons upon exercise of options that were granted under the Company's stock option plans.

                       PROSPECTIVE SELLING STOCKHOLDERS

  There are an aggregate of 775,000 shares of Common Stock reserved for issuance under the 1990 Plan (the "1990 Shares"), an aggregate of 1,000,000 shares of Common Stock reserved for issuance under the 1994 Plan (the "1994 Shares"), an aggregate of 1,500,000 shares of Common Stock reserved for issuance under the 1997 Plan (the "1997 Shares"), an aggregate of 600,000 shares reserved for issuance under the 1999 Plan (the "1999 Shares") and an aggregate of 300,000 shares of Common Stock reserved for issuance under the Non-Discretionary Plan (the "Non-Discretionary Shares"). The 1990 Shares, 1994 Shares, the 1997 Shares, the 1999 Shares and the Non-Discretionary Shares are covered by the Registration Statement on Form S-8, of which this Prospectus is a part, filed by the Company with the Securities And Exchange Commission. Although there are certain differences in the types of options that may be granted pursuant to the 1990 Plan, the 1994 Plan, 1997 Plan, the 1999 Plan and the Non-Discretionary Plan and in the tax consequences to optionees upon exercise of the options, all shares of Common Stock covered by this Prospectus are identical.

  The 1,593,085 shares of Common Stock, the resales of which are covered by this Prospectus, consist of shares that have been or may be acquired by certain option holders upon the exercise of options granted to them by the Company. The options have been granted pursuant to the Company's 1990 Plan, the 1994 Plan, 1997 Plan, the 1999 Plan or the Company's Non-Discretionary Plan.

  The following table sets forth the name and position of each prospective selling stockholder, the number of shares of the Company's Common Stock owned as of the date of this Prospectus (including shares which may be acquired pursuant to the exercise of outstanding options), and the number of shares and the percentage owned assuming the sale of all the shares covered by this Prospectus.

--------------------------------------------------------------------------------------------------------------------------
                                                                                                  After Offering
--------------------------------------------------------------------------------------------------------------------------
                                                       Number Of Shares    Number Of Shares
                                                      Owned Prior To         Covered By      Number Of
       Name                    Position                   Offering         Prospectus(1)       Shares          Percent
--------------------------------------------------------------------------------------------------------------------------
William J. Barrett   Chairman Of The Board; Chief            711,983(2)            473,257       238,726                (3)
                     Executive Officer; and
                     Director
--------------------------------------------------------------------------------------------------------------------------
Joseph P. Barrett    Senior Vice President - Land             62,189(4)             60,712         1,477                (3)
--------------------------------------------------------------------------------------------------------------------------
C. Robert Buford     Director                              687,366(5)(6)            30,000       657,366               2.0
--------------------------------------------------------------------------------------------------------------------------
Derrill Cody         Director                                 28,060(7)             20,000         8,060                (3)
--------------------------------------------------------------------------------------------------------------------------
Peter A. Dea         Executive Vice President -              188,338(8)            187,861           477                (3)
                     Exploration
--------------------------------------------------------------------------------------------------------------------------
James M.             Director                                 32,000(6)             30,000         2,000                (3)
 Fitzgibbons
--------------------------------------------------------------------------------------------------------------------------
William W. Grant,    Director                                 40,150(10)            20,000        20,150                (3)
 III
--------------------------------------------------------------------------------------------------------------------------
Bryan G. Hassler     Senior Vice President -                  69,877(11)            69,481           396                (3)
                     Marketing
--------------------------------------------------------------------------------------------------------------------------
Robert W. Howard     Senior Vice                              60,744(12)            60,377           367                (3)
                     President-Investor Relations
                     and Corporate Development;
                     and Treasurer
--------------------------------------------------------------------------------------------------------------------------
J. Frank Keller      Chief Financial Officer;                212,360(13)           200,250        12,110                (3)
                     Executive Vice President;
                     and Director
--------------------------------------------------------------------------------------------------------------------------
Eugene A. Lang, Jr.  Executive Vice                          123,656(14)            78,600        45,056                (3)
                     President-General Counsel;
                     and Secretary
--------------------------------------------------------------------------------------------------------------------------
A. Ralph Reed        President; and Chief                    228,834(15)           220,540         8,294                (3)
                     Operating Officer
--------------------------------------------------------------------------------------------------------------------------
James T. Rodgers     Director                                 30,000(6)             30,000           -0-               -0-
--------------------------------------------------------------------------------------------------------------------------
Philippe S.E.        Director                                 37,007(16)            37,007           -0-                (3)
 Schreiber
--------------------------------------------------------------------------------------------------------------------------
Maurice F. Storm     Vice President -                         76,017(17)            75,000         1,017                (3)
                     Mid-Continent And Rocky
                     Mountain Business Development
--------------------------------------------------------------------------------------------------------------------------

____________________
(1) Consists of all shares that have been or may be acquired by certain affiliates of the Company upon exercise of options issued under the 1990 Plan, 1994 Plan, 1997 Plan, the 1999 Plan or the Non-Discretionary Plan, including options that are not currently exercisable.

(2) Includes 110,000 shares underlying outstanding options granted under the 1994 Plan, 150,000 shares underlying outstanding options granted under the 1997 Plan, 100,000 shares underlying outstanding options granted under the 1999 Plan and 16,292 shares owned by Louise K. Barrett, Mr. Barrett's wife. The number of shares indicated for Mr. Barrett also includes 230,000 shares owned by the Barrett Family L.L.L.P., a Colorado limited partnership for which Mr. Barrett and his wife are general partners and owners of an aggregate of 50.1% of the partnership interests. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934 (the "1934 Act"), Mr. Barrett disclaims ownership of all but 115,317 shares held by the Barrett Family L.L.L.P., which constitutes Mr. and Mrs. Barrett's proportionate share of the shares held by the Barrett Family L.L.L.P.

(3) Less than one percent.

(4) Includes 122,900 shares underlying outstanding options granted under the 1994 Plan, 55,975 shares underlying outstanding options granted under the 1997 Plan and 1,125 shares owned by Melissa Barrett, Mr. Barrett's wife.

(5) Mr. Buford is considered the beneficial owner of the 598,210 shares of which Zenith Drilling Corporation ("Zenith") is the record owner. These shares are held beneficially by both Zenith and Mr. Buford. Mr. Buford owns approximately 89 percent of the outstanding common stock of Zenith. The number of shares indicated for Mr. Buford also includes 10,000 shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children. Mr. Buford disclaims beneficial ownership of the shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) of the Securities Exchange Act Of 1934, as amended.

(6) Includes 20,000 shares underlying outstanding options granted under the Non-Discretionary Plan.

(7) Includes 20,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 7,800 shares underlying outstanding options granted under stock option plans (the "Plains Stock Option Plans") of Plains Petroleum Company ("Plains") that were converted into options to purchase Common Stock of the Company following the merger of a subsidiary of the Company into Plains in July 1995.

(8) Includes 20,000 shares underlying outstanding options granted under the 1990 Plan, 30,000 shares underlying outstanding options granted under the 1994 Plan and 7,500 shares underlying outstanding options granted under the 1997 Plan.

(9) Includes 20,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 7,800 shares underlying outstanding options granted under the Plains Stock Option Plans.

(10) Includes 35,500 shares underlying outstanding options granted under the 1994 Plan.

(11) Includes 22,984 shares underlying outstanding options granted under the 1994 Plan, 30,000 shares underlying outstanding options granted under the 1997 Plan, and 15,000 shares underlying outstanding options granted under the 1999 Plan.

(12) Includes 5,600 shares underlying outstanding options granted under the 1994 Plan, 29,800 shares underlying outstanding options granted under the 1997 Plan, and 8,700 shares underlying options granted under the 1999 Plan.

13) Includes 44,800 shares underlying outstanding options granted under the 1994 Plan, 56,700 shares underlying options granted under the 1997 Plan, and 34,350 shares underlying options granted under the 1999 Plan.

(14) Includes 9,600 shares underlying outstanding options granted under the 1994 Plan, 57,800 shares underlying outstanding options granted under the 1997 Plan, and 25,827 shares underlying outstanding options granted under the Plains Stock Option Plans.

(15) Includes 50,000 shares underlying outstanding options granted under the 1994 Plan, 50,000 shares underlying options granted under the 1997 Plan, 52,500 shares underlying options granted under the 1999 Plan, and 7,800 shares owned by Mary C. Reed, Mr. Reed's wife.

(16) Includes 30,000 shares underlying outstanding options granted under the Non-Discretionary Plan.

(17) Includes 40,000 shares underlying outstanding options granted under the 1994 Plan, 25,000 shares underlying options granted under the 1997 Plan, and 5,000 shares underlying options granted under the 1999 Plan.


                             PLAN OF DISTRIBUTION

  The 1,593,085 shares covered by this Prospectus will be offered, if at all, by certain stockholders of the Company, and not by the Company. If any of these shares are sold by a prospective selling stockholder, they will be sold on behalf of that person and it is anticipated that the shares may be offered pursuant to direct sales to private persons and in open market transactions.
The prospective selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the prospective selling stockholders. The Company has no agreements with brokers to sell any or all of the shares which may be offered hereby.

  Of the 1,593,085 shares which may be offered pursuant to this Prospectus, 1,350,165 underlie options that currently are outstanding. If the options to acquire all 1,350,165 shares are exercised, the Company will receive proceeds of $35,873,462, which proceeds will be added to the working capital of the Company.


                                 LEGAL MATTERS

  Patton Boggs LLP, Denver, Colorado, has acted as counsel for the Company in connection with the Registration Statement of which this Prospectus is a part and has rendered an opinion concerning the validity of the Common Stock underlying the options covered hereby. Attorneys employed by this law firm beneficially own approximately 14,500 shares of the Company's Common Stock.

                                    EXPERTS

  The Consolidated Financial Statements of Barrett Resources Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.


                                INDEMNIFICATION

  Pursuant to Delaware law, the Company's Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Company's Certificate Of Incorporation and Bylaws grant this indemnification to the Company's officers and directors.

  In addition to the general indemnification section, the Company has adopted a provision under Delaware law that eliminates and limits certain personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care under certain circumstances.

  Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein together with all amendments thereto referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, and statements included in this Prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. All these documents may be inspected at the Commission's principal office in Washington, D.C. without charge, and copies of them may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents that previously were, or are required in the future to be, filed with the Commission (File No. 1-13446) pursuant to the Exchange Act are incorporated herein by reference:

  (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998;

  (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  (iii) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A as filed with the Commission on October 27, 1994;

  (iv) the Company's Proxy Statement dated March 25, 1999 concerning the Company's Annual Meeting of Stockholders held May 6, 1999; and

  (v) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Eugene A. Lang, Jr., Executive Vice President, Barrett Resources Corporation, 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202, (303) 572-3900.


                                 * * * * *

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.

  The documents listed in (a) through (d) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of the filing of such documents.

(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(c) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Securities And Exchange Commission on October 27, 1994.

(d) The Registrant's Proxy Statement dated March 25, 1999 concerning the Company's Annual Meeting of Stockholders held on May 6, 1999.


Item 4.  Description Of Securities.

  Not Applicable.

Item 5.  Interest Of Named Experts And Counsel.

  Patton Boggs LLP, Denver, Colorado, has acted as counsel for the Registrant in connection with this Registration Statement. Attorneys employed by this law firm beneficially own approximately 14,500 shares of the Registrant's Common Stock.

Item 6.  Indemnification Of Officers And Directors.

  The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

  In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective...."

  With regard to employee benefit plans, the Delaware General Corporation Law provides that a director's conduct for a purpose he reasonably believed to be in the interest of the participants and beneficiaries of the Plan is conduct satisfying the subject indemnity provision. A director's conduct for a purpose that he did not reasonably believe to be in the interest of the participants in or beneficiaries of the Plan shall be deemed as not satisfying the indemnity provision.

  The Board of Directors is empowered to make other indemnification as authorized by the Certificate Of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the Delaware General Corporation Law. Under the Company's Bylaws, the Company is required to indemnify its directors to the full extent permitted by the Delaware General Corporation Law, common law and any other statutory provision.

  The Company also maintains directors and officers insurance that provides protection for directors and officers of the Company against personal liability for wrongful acts, including protection for certain matters for which the Company may not provide indemnification, such as stockholder derivative actions.

Item 7.  Exemption From Registration Claimed.

  Not Applicable.

Item 8.  Exhibits.

     4(a) Specimen Common Stock Certificate is incorporated by reference from Registrant's Registration Statement on Form S-8 dated March 17, 1995 (Registration No. 33-90450).

     5      Opinion of Patton Boggs LLP regarding legality.

     10(a) Barrett Resources Corporation 1990 Stock Option Plan, as amended, is incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended September 30, 1994.

     10(b) Barrett Resources Corporation 1994 Stock Option Plan, as amended, is incorporated by reference from Registrant's Registration Statement on Form S-8 dated December 19, 1996 (Registration No. 333-18311).

     10(c) Barrett Resources Corporation Non-Discretionary Stock Option Plan, as amended, is incorporated by reference from Exhibit 99.2 of the Registrant's Proxy Statement dated April 24, 1997.

     10(d) Barrett Resources Corporation 1997 Stock Option Plan is incorporated by reference from Exhibit 99.1 of the Registrant's Proxy Statement dated April 24, 1997.

     10(e) Barrett Resources Corporation 1999 Stock Option Plan is incorporated by reference from

               Exhibit 99.1 of the Registrant's Proxy Statement dated March 25,
               1999.
     23(a)     Consent of Arthur Andersen LLP.
     23(b)     Consent of Patton Boggs LLP (included in Exhibit 5).
     23(c)     Consent of Ryder Scott Company.
     23(d)     Consent of Netherland, Sewell & Associates, Inc.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the first day of June, 1999.

                                        BARRETT RESOURCES CORPORATION


                                        By:  /s/ William J. Barrett
                                             ------------------------------
                                             William J. Barrett,
                                             Chief Executive Officer


                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the Registration Statement appearing below, hereby constitute and appoint A. Ralph Reed or John
F. Keller and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                              Title                          Date
---------                                              -----                          ----
/s/ William J. Barrett                 Chief Executive Officer, Chairman Of       June 1, 1999
-------------------------------------  The Board, and Director (Principal
William J. Barrett                     Executive Officer)


/s/ A. Ralph Reed                      President, Chief Operating Officer,        June 1, 1999
-------------------------------------  and Director
A. Ralph Reed


/s/ John F. Keller                     Executive Vice President, Chief            June 1, 1999
-------------------------------------  Financial Officer, and Director
John F. Keller                         (Principal Financial Officer)


                                       Director                                   ______, 1999
-------------------------------------
C. Robert Buford


/s/ Derrill Cody                       Director                                   June 1, 1999
-------------------------------------
Derrill Cody


                                       Director                                   ______, 1999
-------------------------------------
James M. Fitzgibbons

Signature                               Title                                 Date
---------                               -----                                 ----
/s/ William W. Grant, III              Director                               June 1, 1999
________________________________
William W. Grant, III

                                       Director                               ________, 1999
________________________________
James T. Rodgers

                                       Director                               ________, 1999
________________________________
Philippe S.E.Schreiber

                                 Exhibit Index

4(a) Specimen Common Stock Certificate is incorporated by reference from Registrant's Registration Statement on Form S-8 dated March 17, 1995 (Registration No. 33-90450).

5     Opinion of Patton Boggs LLP regarding legality.

10(a) Barrett Resources Corporation 1990 Stock Option Plan, as amended, is incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended September 30, 1994.

10(b) Barrett Resources Corporation 1994 Stock Option Plan, as amended, is incorporated by reference from Registrant's Registration Statement on Form S-8 dated December 19, 1996 (Registration No. 333-18311).

10(c) Barrett Resources Corporation Non-Discretionary Stock Option Plan, as amended, is incorporated by reference from Exhibit 99.2 of the Registrant's Proxy Statement dated April 24, 1997.

10(d) Barrett Resources Corporation 1997 Stock Option Plan is incorporated by reference from Exhibit 99.1 of the Registrant's Proxy Statement dated April 24, 1997.

10(e) Barrett Resources Corporation 1999 Stock Option Plan is incorporated by reference from Exhibit 99.1 of the Registrant's Proxy Statement dated March 25, 1999.

23(a) Consent of Arthur Andersen LLP.

23(b) Consent of Patton Boggs LLP (included in Exhibit 5).

23(c) Consent of Ryder Scott Company.

23(d) Consent of Netherland, Sewell & Associates, Inc.